EXHIBIT B







                        MORGAN STANLEY AIRCRAFT FINANCE

QUARTERLY CASH ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

THIRD QUARTER 1999, MAY 31, 1999 TO AUGUST 31, 1999



                                    CONTENTS

I    Background and General Information

II   Comparison of Actual Cash Flows versus Assumptions for the Third Quarter
     1999

III Comparison of Third Quarter 1999 Actual Cash Flows versus the Prior Year Period

IV   Other Financial Data

V    Recent Developments

VI   Appendices



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


I    BACKGROUND AND GENERAL INFORMATION

On March 3, 1998, Morgan Stanley Aircraft Finance ("MSAF"), a Delaware business trust, issued $1,050 million of Notes in five subclasses- Subclass A-1, Subclass A-2, Subclass B-1, Subclass C-1 and Subclass D-1 (the "Notes"). The Notes were issued in connection with MSAF Group's agreement to acquire 33 aircraft plus a spare engine with a total appraised value at September 30, 1997 of $1,115.5 million from International Lease Finance Corporation ("ILFC").

All but one of the 33 aircraft was acquired by MSAF. The undelivered aircraft was a B737-400 with an appraised value of $28.8 million. Pursuant to the indenture relating to the Notes (the "Indenture"), MSAF decided not to substitute this aircraft but to distribute to the Noteholders $27.1 million on June 15, 1998. $26 million of this amount represents that portion of the proceeds from the offering of the Notes relating to this aircraft and $1.1 million represents swap breakage costs paid by ILFC. As a result, the overall size of the aircraft fleet is now 32 aircraft plus a spare engine and the appraised value of the fleet reduced from $1,115.5 million to $1,086.7 million at September 30, 1997.

The fleet is appraised annually and the most recent appraisal dated September 30, 1998 valued the portfolio at $1,029.4 million. Applying the declining value assumption to the original September 30, 1997 fleet appraisal of $1,086.7 million, the total appraised value was assumed to be $1,026.7 million at August 16, 1999. See "Section IV - Aircraft Values" below. As of October 1, 1999, 31 aircraft plus the engine were subject to lease contracts (or in one case, a Conditional Sale Agreement) with 28 lessees in 19 countries as shown in Appendix A attached.

One aircraft was AOG ("Aircraft on Ground").

The discussion and analysis that follows is based on the results of MSAF and its subsidiaries as a single entity (collectively the "MSAF Group").

MSAF Group is a special purpose vehicle, which owns aircraft subject to operating leases and, in one certain instance, a Conditional Sale Agreement. MSAF may also make aircraft acquisitions and aircraft sales. MSAF Group intends to acquire additional commercial passenger or freight aircraft from various sellers and will finance the acquisition of such aircraft by issuing additional notes see "Section V - Recent Developments". Any acquisition of further aircraft will be subject to certain confirmations with respect to the Notes from rating agencies and compliance with certain operating covenants of MSAF set out in the Indenture.

MSAF Group's cash receipts and disbursements are determined, in part, by the overall economic condition of the operating leasing market. The operating leasing market, in turn, is affected by various cyclical factors. These include interest rates, the availability of credit, fuel costs and general and regional economic conditions affecting lessee operations and trading. Other factors to consider are manufacturer production levels, passenger demand, retirement and obsolescence of aircraft models, manufacturers exiting or entering the market or ceasing to produce aircraft types or re-introduction into service of aircraft previously in storage. In addition, state regulations and air traffic control infrastructure constraints such as limitations on the number of landing slots can also impact on the operating leasing market.


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


MSAF Group's ability to compete against other lessors is determined, in part, by the composition of its fleet in terms of mix, relative age and popularity of aircraft type. In addition, operating restrictions imposed by the Indenture, and the ability of other lessors, who may possess substantially greater financial resources, to offer leases on more favorable terms than MSAF.

For the purposes of this report, the "Third Quarter 1999", referred to in
Section II, shall comprise information from the three monthly cash reports dated June 15, 1999, July 15, 1999 and August 16, 1999. The financial data in these reports includes cash receipts from May 12, 1999 (first day of the Collection Period for the June 1999 Report) up to August 10, 1999 (last day of the Collection Period for the August 1999 Report). It also includes payments made by MSAF between May 12, 1999 and up to August 16, 1999 (the Note Payment Date for the August 1999 Report).

Similarly, for the purposes of this report, the "Prior Year Period", referred to in Section III, shall comprise information from the monthly cash report dated June 15, 1998, July 15, 1998 and August 17, 1998. The financial data in these reports includes cash receipts from May 12, 1998 (first day of the Collection Period for the June 1998 Report) up to August 11, 1998 (last day of the Collection Period for the August 1998 Report) and payments made by MSAF between May 12, 1998 to August 17, 1998 (the Note Payment Date for the August 1998 Report).

II   COMPARISON OF ACTUAL CASH FLOWS VERSUS ASSUMPTIONS
     FOR THE THIRD QUARTER 1999

The February 20, 1998 Offering Memorandum (the "Offering Memorandum") and the November 4, 1998 Prospectus (the "Prospectus") for the Notes contain assumptions in respect of MSAF Group's future cash flows and cash expenses (the "Assumptions"). For the purpose of this report, "Net Cash Collections" is defined as Total Cash Collections less Total Cash Expenses and Interest Payments (net of Swap Payments). In the Third Quarter 1999, MSAF Group generated approximately $12.1 million in Net Cash Collections, more than assumed in the Prospectus by $1.4 million. An analysis of the quarterly Cash Collections, Cash Expenses, Interest Payments and Principal Payments is given in Sections A, B, C and D below and should be read in conjunction with Appendix B.

Section A - Cash Collections

"Total Cash Collections" include lease rental payments, maintenance reserve payments by lessees and cash interest paid on MSAF Group's cash balances. The Prospectus assumed Total Cash Collections for the Third Quarter 1999 of $31.0 million. Total Cash Collections achieved in this period were $30.7 million, a negative difference of $0.3 million. This difference is due to a combination of the factors set out below.

1) Gross Lease Rentals. Gross Lease Rentals for the Third Quarter 1999 amounted to $28.0 million or approximately $4.1 million less than the $32.1 million assumed in the period. This negative variance is due to a number of factors listed below.

           Arrears                   $1.8 million
           AOG                        1.2 million
           Resets/Restructuring       1.2 million
           Other                     (0.1) million
           Total                     $4.1 million


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2)   Other Cash Received. Other Cash Received for the Third Quarter 1999
     amounted to an inflow of $0.4 million. This consisted of a settlement received of $0.2 million, relating to the repossession of three aircraft from two former lessees in 1998 and also an amount of $0.2 million received from a former lessee in respect of redelivery expenses. The Prospectus makes no assumption as to Other Cash Received.

3) Security Deposits. A security deposit of $1.0 million received in the Third Quarter 1999 relates to a former lessee, based in Brazil, whose lease terminated early. See "Section V - Recent Developments".

4) Repossession Costs. Repossession Costs for the Third Quarter 1999 amounted to an inflow of $0.1 million, compared to a cost of $1.4 million assumed in the Prospectus for this period. The inflow of $0.1 million relates to the difference between a cash accrual of $0.6 million that was set aside for payment of expenses and actual expenses paid of $0.5 million. The actual costs paid in the Third Quarter 1999 were primarily in relation to the Guyana Airways early termination.

5) Net Lease Rentals. The Prospectus assumes a 4.5% reduction in gross lease rentals due to certain stress related costs (repossession costs, AOG expenses and bad debts) ("Net Lease Rentals"). For the Third Quarter 1999, assumed Net Lease Rentals were $30.6 million. Actual Net Lease Rentals for the period were $29.6 million, $1.0 million less than the Assumptions principally because of lower than assumed gross lease rentals, which were partially offset by lower than assumed repossession and other stress related costs.

6) Net Maintenance. In the Third Quarter 1999, net maintenance amounted to an inflow of $0.6 million. Maintenance receipts were $4.8 million and maintenance expenses were $4.2 million of which $4.3 million was actual expenses paid offset by a decrease of $0.1 million in the level of accrued maintenance expenses held since the Second Quarter 1999. Maintenance expenditure may vary significantly from period to period as it is impacted by the timing and incidence of checks, where checks are performed, the type and age of the aircraft as well as events such as lease extensions and early redeliveries. The Prospectus assumes that maintenance receipts will equal maintenance disbursements over the term of the Notes, and therefore, maintenance receipts and maintenance disbursements are both assumed to be zero in each Note Payment period. In any particular Note Payment period, however, there will be actual maintenance receipts and disbursements and it is unlikely that maintenance receipts will equal maintenance disbursements in any such period. It is likely that maintenance disbursements will increase due to anticipated engine overhauls and re-leasing expenses, which we originally expected to incur in the first half of 1999, but which MSAF Group now expects to incur later this year.

7) Interest Received. Actual interest received for the Third Quarter 1999 was $0.5 million compared to $0.4 million in the Prospectus. The difference is due to a combination of two offsetting factors. Firstly, actual interest received includes interest received on amounts in the Expense Account and interim balances in the Collection Account that are not included in the Prospectus assumptions. Secondly and partially offsetting the impact of these cash balances on which interest has been earned, the Prospectus assumed a reinvestment rate of 5.75% while the actual average reinvestment rate for the period was approximately 4.93%.


                                 Page 4 of 12
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Section B - Cash Expenses

"Total Cash Expenses" consists of Cash Operating Expenses and Selling, General and Administrative Expenses. The Prospectus assumed Total Cash Expenses of $3.6 million for the Third Quarter 1999. Actual Total Cash Expenses amounted to $2.1 million, a variance of $1.5 million that is due to a combination of the factors set out below.

1) Cash Operating Expenses includes any insurance, re-leasing and other aircraft operating costs paid and/or accrued by the MSAF Group in the course of the business activities permitted to be conducted by it under the Indenture.

     Insurance, re-leasing and other costs. Insurance, re-leasing and other costs amounted to $0.1 million, $1.0 million less than assumed in the Prospectus. The actual costs paid in the Third Quarter 1999 consisted of the quarterly premium for contingent insurance coverage for the portfolio and insurance costs associated with repossession events that occurred in 1998.

2) Selling, General and Administrative Expenses ("SG&A") include all fees paid to the Aircraft Servicer, Administration Agent, Independent Trustees and miscellaneous service providers. Total SG&A costs for the Third Quarter 1999 were approximately $2.0 million compared to $2.4 million assumed in the Prospectus. This variance of $0.4 million is due to a combination of the factors set out below.

     Servicer fees. Fees paid to ILFC, as Servicer, during the Third Quarter 1999 amounted to $1.3 million, which is $0.3 million lower than the assumed cost of $1.6 million for the period. As a significant portion of the Servicer fees are calculated as a percent of rental revenue actually received and as the gross rental revenue is lower than expected, the fee paid to ILFC is also lower.

     Other Service provider fees and Overhead. Other Service provider fees and Overhead for the Third Quarter 1999 amounted to $0.7 million compared to a cost of $0.8 million assumed in the Prospectus for this period. The variance of $0.1 million is due to the fact that fees and expenses for Other Service providers were less than expected.

Section C - Interest Payments (net of Swap Payments)

Interest Payments (net of Swap Payments). Actual interest payments to Noteholders net of swap effects were $16.4 million, lower than the assumed net payments of $16.6 million for the Third Quarter 1999, reflecting faster than expected amortization of the A-2 Notes.

Section D - Principal Payments

Principal Payments. Total principal distributions during the Third Quarter 1999 were $12.1 million, an excess of $1.4 million over assumed total debt amortization of $10.7 million for this period. The principal amortization payments were made with respect to the A-2 and B-1 Notes.

III COMPARISON OF THIRD QUARTER 1999 ACTUAL CASH FLOWS VERSUS THE PRIOR YEAR PERIOD

In the Third Quarter 1999, MSAF Group generated approximately $12.1 million in Net Cash Collections, $2.2 million lower than achieved in the Prior Year Period. An analysis of the quarterly Cash Collections, Cash Expenses, Interest Payments and Principal Payments for the Third Quarter 1999 and the Prior Year Period is given in Sections A, B, C and D below and should be read in conjunction with Appendix C.


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Section A - Cash Collections

"Total Cash Collections" include lease rental payments, maintenance reserve payments by lessees and cash interest paid on MSAF Group's cash balances. Total Cash Collections achieved in the Third Quarter 1999 were $30.7 million, $3.3 million lower than achieved in the Prior Year Period. This difference is due to a combination of the factors set out below.

1) Gross Lease Rentals. Gross Lease Rentals for the Third Quarter 1999 amounted to $28.0 million or approximately $3.0 million less than in the Prior Year Period. This variance is due to a number of factors set out below.

          Arrears                   $1.6 million
          AOG                        0.8 million
          Resets/Restructuring       0.6 million
          Total                     $3.0 million

2) Other Cash Received. Other Cash Received in the Third Quarter 1999 amounted to an inflow of $0.4 million, compared to $0.5 million received in the Prior Year Period. This $0.4 million consisted of a settlement received of $0.2 million, relating to the repossession of three aircraft from two former lessees in 1998 and also an amount of $0.2 million received from a former lessee in respect of redelivery expenses. Other cash received of $0.5 million in the Prior Year Period consists mainly of an amount of $0.4 million paid by ILFC, the Servicer, in respect of a lease rental guarantee on one aircraft.

3) Security Deposits. A security deposit received in the Third Quarter 1999 relates to a former lessee, based in Brazil, whose lease terminated early. See "Section V - Recent Developments". No security deposits were drawn down in the Prior Year Period.

4) Repossession Costs. Repossession Costs for the Third Quarter 1999 amounted to an inflow of $0.1 million compared to an outflow of $0.3 million in the Prior Year Period. The inflow of $0.1 million in the Third Quarter 1999 relates to the difference between a cash accrual of $0.6 million that was set aside for payment of expenses and actual expenses paid of $0.5 million. The actual costs paid in the Third Quarter 1999 related mainly to expenses incurred as a result of the Guyana Airways early termination. The outflow of $0.3 million in the Prior Year Period relates to the difference between a cash accrual of $0.1 million that was set aside for payment of expenses and actual expenses paid of $0.4 million. Costs incurred related to the repossession of three aircraft from two lessees in April 1998.

5) Net Lease Rentals. Actual Net Lease Rentals in the Third Quarter 1999 were $29.6 million, $1.5 million less than achieved in the Prior Year Period due primarily to lower gross lease rentals and other cash received which was partially offset by receipt of a security deposit and lower repossession costs.

6) Net Maintenance. In the Third Quarter 1999, net maintenance amounted to an inflow of $0.6 million, compared to a net maintenance inflow of $2.1 million in the Prior Year Period. This variance of $1.5 million was due primarily to higher maintenance expenses in 1999 that were partially offset by higher maintenance receipts in 1999.

7) Interest Received. Actual interest received for the Third Quarter 1999 was $0.5 million, compared to $0.8 million received in the Prior Year Period. The difference is due to a combination of two factors. Firstly, the higher interest earned in the 1998 period was due primarily to a larger cash balance held on deposit in the Aircraft Purchase Account to fund the acquisition of two aircraft that had not yet been delivered. This cash in the Aircraft Purchase Account was used to purchase an aircraft in May 1998 and the balance was distributed to Noteholders in June 1998. Secondly, the average reinvestment rate for the Prior Year Period was 5.47%, compared to an average reinvestment rate of 4.93% in the Third Quarter 1999.


                                 Page 6 of 12
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Section B - Cash Expenses

"Total Cash Expenses" consists of Cash Operating Expenses and Selling, General and Administrative Expenses.

1) Cash Operating Expenses includes any insurance, re-leasing and other aircraft operating costs paid and/or accrued by the MSAF Group in the course of the business activities permitted to be conducted by it under the Indenture.

     Insurance, re-leasing and other costs. Insurance, re-leasing and other costs amounted to $0.1 million in the Third Quarter 1999. This compared to $0.4 million in the Prior Year Period. The actual costs paid in the Third Quarter 1999 consisted of the quarterly premium for contingent insurance coverage for the portfolio and also insurance costs associated with repossession events that occurred in 1998. Actual costs in the Prior Year Period were $0.4 million and related primarily to re-leasing.

2) Selling, General and Administrative Expenses ("SG&A") include all fees paid to the Aircraft Servicer, Administration Agent, Independent Trustees and other miscellaneous service providers. Total SG&A costs for the Third Quarter 1999 were approximately $2.0 million compared to $1.5 million in the Prior Year Period. This difference is due to a combination of the factors set out below.

     Servicer fees. Fees paid to ILFC, as Servicer, during the Third Quarter 1999 were $1.3 million, an increase of $0.4 million over the Prior Year Period. The increase in the fee over the Prior Year Period is primarily due to a step-up in the Base fee from $83k per month in 1998 to $167k per month in 1999. This was offset by lower rent collected fees paid due to lower rentals collected.

     Other Service provider fees and Overhead. The total expenses for Other Service provider fees and Overhead was $0.7 million for the Third Quarter 1999, versus $0.6 million for the Prior Year Period, a variance of $0.1 million. While the Administration Agent's fee was lower in the Third Quarter 1999, (in direct proportion to the lower gross lease rental line), other service provider fees were higher than in the Prior Year Period. This was due to a number of payments including the registration with the Securities and Exchange Commission ("SEC"), 1998 year-end audit, legal fees and annual listing fees for the Notes.

Section C - Interest Payments (net of Swap Payments)

Interest Payments (net of Swap Payments). Actual interest payments to Noteholders, net of swap effects, were $16.4 million in the Third Quarter 1999, compared to $17.8 million in the Prior Year Period. This variance of $1.8 million is due to lower principal balances outstanding on the A-2 and B-1 Notes.

Exceptional Item
Exceptional Item. Total proceeds of $27.1 million received as a result of the non-delivery of one aircraft were recorded as an exceptional item in the Prior Year Period.


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Section D - Principal Payments

Principal Payments. Total Principal Payments in the Third Quarter 1999, were $12.1 million, which is $29.3 million lower than in the Prior Year Period. The higher distribution in the Prior Year Period was as a result of the return to the Noteholders of the proceeds from the non-delivery of the aircraft ($27.1 million) and higher Net Cash Collections ($2.2 million).

IV   OTHER FINANCIAL DATA

An analysis of the cash performance to August 16, 1999 is shown in Appendix D.

Cash

Cash held at August 16, 1999 was $30.2 million. This includes $25.0 million that represents the cash portion of the Liquidity Reserve Amount. This is a source of liquidity for, among other things, maintenance obligations, security deposit return obligations, and cash operating expenses and contingent liabilities. The remainder of $5.2 million represents accrued expenses and is held in the Expense Account to cover primarily maintenance expenses but also operating expenses expected to fall due in the next quarter.

In addition to the $30.2 million cash balance held at August 16, 1999 the Liquidity Reserve Amount also contained a credit and liquidity facility from Morgan Stanley Dean Witter & Co. and ILFC for $40.0 million. This facility was not drawn upon in the Third Quarter 1999.

Aircraft Values
Under the terms of the Notes, MSAF Group is obliged to obtain new appraisals of the Base Value of each aircraft from three independent appraisers each year. The annual appraisal must be delivered to the Trustee no later than October 31 of each year. The most recent annual appraisal was as of September 30, 1998 and the next appraisal is due to be delivered to the Trustee no later than October 31, 1999. Details of the most recent appraisal, dated September 30 1998, are shown in Appendix A.

The actual appraised value of the fleet, as at September 30, 1998 was $1,029.4 million versus an assumed value of $ 1,058.3 million as at November 17, 1998. Generally, where the appraisals indicate a Base Value decline significantly in excess of the value decline assumed under the terms of the Notes, excess cash flow is redirected to the extent required to the Class A Notes via the Class A Scheduled Principal Payment Amount. As the decline in value was within the limits permitted by the Indenture, there was no requirement to redirect cash flow to the Class A Notes.

A-D Note Balance

As of August 16, 1999, the aggregate amount of Class A-D Notes outstanding was $946.9 million, approximately $12.1 million lower than assumed due to higher than assumed principal repayments with respect to the Class A-2 Notes.

V    RECENT DEVELOPMENTS

Acquisition of Additional Aircraft
MSAF Group advises that it intends to acquire a portfolio of 28 commercial jet aircraft from certain subsidiaries of Morgan Stanley Dean Witter & Co. ("MSDW"). MSDW acquired two Fokker-50 aircraft from an affiliate of GE Capital Corporation on March 19, 1999 and agreed to acquire 26 aircraft from ILFC on August 6, 1999. MSAF Group intends to finance this acquisition by issuing additional notes.


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Leasing Activity in the Third Quarter 1999
In the Third Quarter 1999 there were no scheduled re-leasing events. One lease that was scheduled to expire in April 2003 terminated early. No aircraft were placed on lease during the quarter. As at October 1, 1999 MSAF Group owned 33 aircraft assets; 32 aircraft and an engine. 31 of the aircraft and the engine were on lease to 28 lessees in 19 countries. One aircraft, a B747-300B was AOG and non-revenue earning.

Table 1
--------------------------------------------------------------------------------
                                                                      # Aircraft
Fleet size *                                                               33
Scheduled terminations                                                      0
Unscheduled terminations                                                    1
--------------------------------------------------------------------------------
Total terminations                                                          1

Aircraft placed on lease this quarter                                       0
--------------------------------------------------------------------------------
Aircraft on Ground (AOG) October 1, 1999                                    1

Average remaining term to lease expiry (months)                            48
Aircraft coming off lease during 12 month period ending October 1, 2000     2
% of fleet coming off lease during 12 month period ending October 1, 2000 4.9%
--------------------------------------------------------------------------------
* includes engine


As of October 1, 1999, two aircraft, equating to 4.9% of the portfolio by appraised value at September 30, 1998, will come off lease within 12 months. A Letter of Intent has been signed for one of these aircraft. The average remaining term to lease expiry (weighted by appraised value at September 30, 1998) for the entire fleet was 48 months as of October 1, 1999.

Lessee Difficulties

Table 2

                           ----------------------------------------------------
                              Current Arrears      Restructured  Former Lessee
                                                      Arrears       Arrears
-------------------------------------------------------------------------------
# lessees                            6                   2             3
-------------------------------------------------------------------------------
Days over due                       51                  NA            NA
-------------------------------------------------------------------------------
Arrears ($m)                      $3.2m               $0.1m         $4.4m
-------------------------------------------------------------------------------
Security deposits                 $2.8m                 NA            NA
-------------------------------------------------------------------------------



                                 Page 9 of 12
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As of October 1, 1999 six lessees were in arrears. The seven aircraft on lease to these lessees represented 18.3% of the portfolio by appraised value at September 30, 1998. The total amount of rental payments, maintenance reserves and other amounts due under the leases (excluding restructured arrears) was $3.2 million. We hold security deposits of $2.8 million against these arrears. The weighted average number of days past due of such arrears was 51 days.

Two of the six lessees, both based in Brazil, have restructured their arrears. See "Latin America (Emerging) below. In the case of one lessee, representing 2.1% of the portfolio by appraised value at September 30, 1998, the total rental payments, maintenance reserves and other amounts owed at March 24, 1999, the date of the restructuring, was $0.5 million. Under the restructuring, this amount is due to be repaid in full by February 2000. At October 1, 1999, $0.1 million of restructured arrears were due and unpaid.

In the case of the other lessee, representing 2.9% of the portfolio by appraised value at September 30, 1998, the total rental payments, maintenance reserves and other amounts owed at August 18, 1999, the date of the restructuring was $3.5 million. The total arrears restructured, including default interest, was $3.7 million. The restructured amounts were capitalized and added to the lessee's conditional sale agreement loan balance, with an extension to the term of the loan.

In addition, as of October 1, 1999, an aggregate of $4.4 million (net of security deposits) was owed to MSAF Group from three of its former lessees. $3.8 million of this aggregate relates to a single Brazilian lessee. In two cases, MSAF Group has re-leased the aircraft to other carriers. The third aircraft is off-lease undergoing maintenance work prior to re-marketing to a new lessee. See "Latin America (Emerging)" below.

Regional Analysis of Current Arrears

The categorization of countries into geographical regions, Developed Markets, Emerging Markets and Other is determined using Morgan Stanley Capital International, Inc. ("MSCI") designations. A regional analysis of current arrears is shown in Table 3 below.

Table 3
----------------------------------------------------------------------------------------------------
                Region                    # Countries    # Aircraft    # Lessees       Current
                                                                                      Arrears $m
----------------------------------------------------------------------------------------------------
Developed       Europe                         1             1             1             0.4
                North America                  1             2             1             0.5
----------------------------------------------------------------------------------------------------
Emerging        Europe and Middle East         1             1             1             0.7
                Asia                           0             0             0             0.0
                Latin America                  1             2             2             1.6
----------------------------------------------------------------------------------------------------
Other           Other                          1             1             1             0.0
----------------------------------------------------------------------------------------------------
                Total Arrears                  5             7             6             3.2
----------------------------------------------------------------------------------------------------



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Latin America (Emerging)
MSAF Group currently leases 11.4% of the portfolio in Latin America (6.4% in Mexico and 5.0% in Brazil) by appraised value at September 30, 1998. Two of the six current lessees in arrears are based in Latin America.

Brazil has experienced significant downturns in its economy and financial markets, with large decreases in financial asset prices and, since it devalued its currency on January 13, 1999, dramatic decrease in the value of its currency.

One current lessee, whose lease is a conditional sale agreement, has been in arrears since September 1998. After protracted negotiations with ILFC, the lessee agreed to a restructuring of its arrears balance. The total of rental payments, maintenance reserves and other amounts owed at August 18, 1999, the date of the restructuring, was $3.5 million. The total amount restructured, including default interest, was $3.7 million. The restructured amounts were capitalized and added to the lessee's conditional sale agreement loan balance, with an extension to the term of the loan. At October 1, 1999, $0.4 million of arrears were due and unpaid. This aircraft is an A310-300 and represented 2.9% of the portfolio by appraised value at September 30, 1998.

The arrearage of the second current Brazilian lessee was restructured in March 1999. The total rental payments, maintenance reserves and other amounts owed at the date of the restructuring was $0.5 million. Under the restructuring, this amount is due to be repaid in full by February 2000. At October 1, 1999, $0.1 million of restructured arrears and $1.2 million of current arrears were due and unpaid. We hold a security deposit of $0.7 million against the current arrears. This aircraft is a B737-300 and represented 2.1% of the portfolio by appraised value at September 30, 1998.

A former Brazilian lessee has recently negotiated an early termination of its lease of a B747-300 aircraft that was scheduled to expire in April 2003. The total amount of rental payments and maintenance reserves due under this lease (net of security deposit of $1.0 million) to July 1999, the date of the termination agreement, was $3.8 million. The former lessee, under the provisions of an interest bearing repayment note for $10.8 million, will repay arrears of $4.8 million (excluding security deposit) and approximately $6.0 million for certain maintenance and downtime costs over the next eight years.

The aircraft is currently undergoing maintenance work, which is scheduled for completion in February 2000, prior to re-leasing. It is likely that the aircraft will be non-revenue earning for several months as re-leasing may be difficult because the market for this aircraft type is currently weak. The former lessee will bear the cost of storing and insuring the aircraft until May 2000 (or earlier if the Servicer can secure a new lessee). This aircraft represents approximately 6.1% of the portfolio by appraised value at September 30, 1998,

Europe and Middle East (Emerging)
MSAF Group currently leases 9.0% of the portfolio by appraised value at September 30, 1998 in the Europe and Middle East region. One of the six current lessees in arrears is based in Europe and Middle East. At October 1, 1999, the total rental and maintenance arrears owed by this lessee was $0.7 million. This aircraft, an A321-100, represented 4.3% of the portfolio by appraised value at September 30, 1998.

Asia (Emerging)
MSAF Group currently leases 13.0% of the portfolio by appraised value at September 30, 1998 in the Asia Region. As of October 1, 1999, none of these lessees were in arrears.

Europe (Developed)
MSAF Group currently leases 31.6% of the portfolio by appraised value at September 30, 1998 in the Europe (Developed) region. One of the six current lessees in arrears is based in the Europe (Developed) region. At October 1, 1999, the total rental and maintenance arrears owed by this lessee was $0.4 million. We hold security deposits of $0.1 million for this lessee. This aircraft, an A320-200, represented approximately 3.1% of the portfolio by appraised value at September 30, 1998.

North America (Developed)
MSAF Group currently leases 12.8% of the portfolio by appraised value at September 30, 1998 in the North America (Developed) region. One of the six current lessees in arrears is based in the North America (Developed) region. As of October 1, 1999, the total rental and maintenance arrears owed by this lessee was $0.5 million. We hold security deposits of $0.8 million for this lessee. The two aircraft on lease to this lessee represented 3.8% of the portfolio by appraised value at September 30, 1998.

Other
MSAF Group currently leases 16.1% of the portfolio by appraised value at September 30, 1998 in the "Other" region. One of the six current lessees in arrears is based in the "Other" region. At October 1, 1999, the total rental and maintenance arrears owed by this lessee was $0.1 million. We hold security deposits of $0.5 million for this lessee. This aircraft, a B737-300, represented 2.1% of the portfolio by appraised value at September 30, 1998.

On April 2, 1999, a lease with Guyana Airways was terminated by agreement with rental arrears of $1.3 million. Guyana made a payment of $3.0 million to MSAF Group in settlement of its arrears and maintenance obligations. The estimated costs of maintenance work and redelivery are likely to be in excess of the settlement amount received. The aircraft was re-leased to National Airlines, a U.S. carrier, in June 1999. This aircraft, a B757-200ER, represented 3.3% of the portfolio by appraised value at September 30, 1998.

Proposed Airworthiness Directive

On August 11, 1999, the United States Federal Aviation Administration issued a Notice of Proposed Rule Making ("NPRM") relating to fire safety standards in certain types of aircraft. As proposed, the resulting Airworthiness Directive ("AD") would require operators of those aircraft to replace the current fire insulation blankets. MSAF Group cannot determine whether this NPRM will result in an AD. If the NPRM results in an AD, MSAF Group's one MD-82 and two MD-83's aircraft would be affected. Under the relevant leases, all costs of compliance with ADs are obligations of the lessees.

                                                                      APPENDIX A
Morgan Stanley Aircraft Finance

                               Portfolio Details
        All amounts in thousands of US dollars unless otherwise stated


        Figures as of October 1, 1999

                                                                                                         30-Sep-98
                                                                                                         Adjusted
                        Country of                         Aircraft      Engine       Serial Date of     Base        % of
       Region (1)       Current Lessee  Current Lessee     Type       Configuration   Number Manufacture Value (2)   Total  Region %
       ----------        -------------- --------------     ----       -------------   ------ ----------- ----------  -----  --------
    1  Europe           France          Air Liberte        MD-83      JT8D-219        49822  Dec-88      19,433      1.9%
    2  (Developed)      France          l'Aeropostale      B737-300   CFM 56-3C1      23788  May-87      21,420      2.1%
    3                   Greece          Olympic Airways    B737-400   CFM 56-3C1      25371  Jan-92      27,137      2.6%
    4                   Netherlands     KLM                engine     CF6-80C2B6F     704279 Jun-95       5,593      0.5%
    5                   Netherlands     Transavia          B737-300   CFM 56-3C1      27635  May-95      29,863      2.9%
    6                   Ireland         TransAer           A320-200   V2500-A1        414    May-93      31,503      3.1%
    7                   Norway          Braathens Airways  B737-500   CFM 56-3B1      25165  Apr-93      20,860      2.0%
    8                   UK              Britannia          B767-200ER CF6-80A         23807  Aug-87      36,390      3.5%
    9                   UK              Caledonian Airways A320-200   V2500-A1        393    Feb-93      31,310      3.0%
    10                  UK              Air 2000           B767-300ER CF6-80C2B6F     26256  Apr-93      67,767      6.6%
    11                  UK              Flying Colours     B757-200ER RB211-535-E4-37 24367  Feb-89      34,870      3.4%
Sub-total                                                                                                                   31.6%
    12 North America    USA             Alaska Airlines    B737-400   CFM 56-3C1      25104  May-93      28,210    2.7%
    13 (Developed)      USA             TWA                MD-83      JT8D-219        49824  Mar-89      20,423    2.0%
    14                  USA             TWA                MD-82      JT8D-217C       49825  Mar-89      18,270    1.8%
    15                  USA             National Airlines  B757-200ER RB211-535-E4    24260  Dec-88      33,953    3.3%
    16                  Canada          Canadian Airlines  A320-200   V2500-A1        279    Feb-92      30,467    3.0%
Sub-total                                                                                                                   12.8%
    17 Europe           Hungary         Malev              F-70       TAY MK620-15    11564  Dec-95      15,627    1.5%
    18 and Middle East  Hungary         Malev              F-70       TAY MK620-15    11565  Feb-96      16,353    1.6%
    19 (Emerging)       Hungary         Malev              F-70       TAY MK620-15    11569  Mar-96      16,460    1.6%
    20                  Turkey          Air Alfa           A321-100   V2530-A5        597    May-96      44,623    4.3%
Sub-total                                                                                                                    9.0%
    21 Asia             Korea           Asiana             B767-300   CF6-80C2B6F     24798  Oct-90      56,127    5.5%
    22 (Emerging)       Taiwan          China Airlines     A300-600R  PW 4158         555    Mar-90      50,720    4.9%
    23                  China           China Hainan       B737-300   CFM 56-3C1      26295  Dec-93      26,783    2.6%
Sub-total                                                                                                                   13.0%
       Latin America
    24 (Emerging)       Brazil          Passaredo          A310-300   JT9D-7R4E1      437    Nov-86      30,183    2.9%
    25                  Brazil          VASP               B737-300   CFM 56-3B2      24299  Nov-88      21,407    2.1%
    26                  Mexico          Aero Mexico        B757-200ER PW 2037         26272  Mar-94      42,727    4.2%
    27                  Mexico          TAESA              B737-400   CFM 56-3B2      24234  Oct-88      22,340    2.2%
Sub-total                                                                                                                   11.4%
    28 Other            Fiji            Air Pacific        B767-300ER CF6-80C2B4      26260  Sep-94      68,913    6.7%
    29                  Iceland         IcelandAir         B737-300   CFM 56-3B2      23811  Oct-87      21,423    2.1%
    30                  Oman            Oman Air           A310-300   JT9D-7R4E1      409    Nov-85      25,210    2.4%
    31                  Oman            Oman Air           A310-300   JT9D-7R4E1      410    Nov-85      25,377    2.5%
    32                  Malta           Air Malta          B737-300   CFM 56-3B2      25161  Feb-92      25,020    2.4%
Sub-total                                                                                                                   16.1%
       AOG
    33 for Lease        -               -                  B747-300B  CF6-80C2        24106  Apr-88      62,673    6.1%      6.1%
                                                                                                   -----------------------------
           Total                                                                                      1,029,437    100%    100.0%
                                                                                                   =============================
----------------------
(1) Regions are defined according to MSCI designations.
(2) Adjusted Base Value is the Base Value of each aircraft as per the September 30, 1998 Appraisal
(3) Total Number of Lessees =28
(4) Total Number of Countries = 19

                                                                      APPENDIX B

Morgan Stanley Aircraft Finance

 Comparison of Actual Cashflows Versus Assumptions for the Third Quarter 1999
               All amounts in US Dollars unless otherwise stated

                                         ------------------------------------------------------------------------
  MD&A                                                               Quarterly Data
   Ref                                                                       % of Assumed Gross Lease Revenues
          -----------------------------------------------------------------  ------------------------------------
                                           Actual     Assumed*    Variance       Actual     Assumed*    Variance
                                           To Date    To Date
          -----------------------------------------------------------------  ------------------------------------
Section A Cash Collections
    1     Gross Lease Rentals            27,974,801  32,077,095  (4,102,294)      87.2%      100.0%       -12.8%
    2     Other Cash Received               410,203           0     410,203        1.3%        0.0%         1.3%
    3     Security Deposits               1,050,000           0   1,050,000        3.3%        0.0%         3.3%
    4     Repossession Costs                129,450  (1,443,469)  1,572,919        0.4%       -4.5%         4.9%
                                         ----------------------------------  ------------------------------------
    5     Net Lease Rentals              29,564,454  30,633,626  (1,069,172)      92.2%       95.5%        -3.3%

          Maintenance Receipts            4,809,630           0   4,809,630       15.0%        0.0%        15.0%
          Maintenance Expenses           (4,172,425)          0  (4,172,425)     -13.0%        0.0%       -13.0%
                                         ----------------------------------  ------------------------------------
    6     Net Maintenance                   637,205           0     637,205        2.0%        0.0%         2.0%

    7     Interest Received                 467,325     350,238     117,087        1.5%        1.1%         0.4%
                                         ----------------------------------  ------------------------------------
          Total Cash Collections         30,668,984  30,983,864    (314,880)      95.7%       96.6%        -0.9%

Section B Cash Expenses
    1     Cash Operating Expenses
          - Insurance, re-leasing and
            other costs                     (58,524) (1,122,698)  1,064,174       -0.2%       -3.5%         3.3%
                                         ----------------------------------  ------------------------------------
          subtotal                         (58,524) (1,122,698)  1,064,174         -0.2%      -3.5%         3.3%

    2     SG&A
          - Servicer Fees               (1,303,864) (1,615,951)    312,087         -4.1%      -5.0%        -0.9%
          - Other Servicer provider
            fees and Overhead             (726,014)   (813,345)     87,331         -2.3%      -2.6%         0.3%
                                         ----------------------------------  ------------------------------------
          subtotal                      (2,029,878) (2,429,296)    399,417         -6.4%      -7.6%         1.2%

          Total Cash Expenses           (2,088,402) (3,551,994)  1,463,592         -6.6%     -11.1%        -4.5%

Section C Interest Payments
(Net of Swap Payments)                 (16,454,882)(16,672,187)    217,305        -51.3%     -52.0%         0.7%
                                        ----------------------------------   ------------------------------------
          Total Cash Expenses and
          Interest Payments            (18,543,284)(20,224,181)  1,680,897        -57.9%     -63.1%         5.2%
          -----------------------------------------------------------------  ------------------------------------
          NET CASH COLLECTIONS          12,125,700  10,759,683   1,366,017         37.8%      33.5%         4.3%
          -----------------------------------------------------------------  ------------------------------------

Section D Principal Payments

          A-1                                    0           0           0          0.0%       0.0%         0.0%
          A-2                           11,170,703   9,804,686   1,366,017         34.8%      30.5%         4.3%
          B-1                              954,997     954,997           0          3.0%       3.0%         0.0%
          C-1                                    0           0           0          0.0%       0.0%         0.0%
          D-1                                    0           0           0          0.0%       0.0%         0.0%
                                        -----------------------------------  ------------------------------------
          subtotal                      12,125,700  10,759,683   1,366,017         37.8%      33.5%         4.3%

          -----------------------------------------------------------------  ------------------------------------
          Total Payments to Noteholders 12,125,700  10,759,683   1,366,017         37.8%      33.5%         4.3%
          -----------------------------------------------------------------  ------------------------------------

          Benefical Interest Distributions       0           0           0          0.0%       0.0%         0.0%
          -------------------------------------------------------------------------------------------------------
          *Assumed Cash Collections and Cash Expenses have been adjusted for non-delivery of an aircraft.

                                                                      APPENDIX C

Morgan Stanley Aircraft Finance

Comparison of Third Quarter 1999 Actual Cashflows versus the Prior Year Period
              All amounts in US Dollars unless otherwise stated.

   MD&A                                   Third Quarter 1999   Prior Year Period
   Ref
           --------------------------------------------------  ------------------  ----------
           Period ending         16-Aug-99      Actual               Actual         Variance
                                           To August 16 1998   To August 16, 1998      $
           --------------------------------------------------  ------------------  ----------
Section A  Cash Collections
    1      Gross Lease Rentals                    27,974,801        30,894,896   (2,920,095)
    2      Other Cash Received                       410,203           541,484     (131,281)
    3      Security Deposits                       1,050,000                 0    1,050,000
    4      Repossession Costs                        129,450          (345,785)     475,235
                                             ---------------   ---------------   ----------
    5      Net Lease Rentals                      29,564,454        31,090,595   (1,526,141)

           Maintenance Receipts                    4,809,630         4,281,134      528,496
           Maintenance Expenses                   (4,172,425)       (2,153,566)  (2,018,859)
                                             ----------------  ----------------  ----------
    6      Net Maintenance                           637,205         2,127,568   (1,490,363)

    7      Interest Received                         467,325           753,847     (286,522)
                                             ---------------   ----------------  ----------
           Total Cash Collections                 30,668,984        33,972,010   (3,303,026)

Section B  Cash Expenses
    1      Cash Operating Expenses
           - Insurance, re-leasing and
             other costs                             (58,524)         (346,133)     287,609
                                             ----------------  ----------------  ----------
           subtotal                                  (58,524)         (346,133)     287,609

    2      SG&A Expenses
           - Servicer Fees                        (1,303,864)         (907,362)    (396,502)
           - Other Servicer provider
             fees and Overheads                     (726,014)         (624,518)    (101,496)
                                             ----------------  ----------------  ----------
           subtotal                               (2,029,878)       (1,531,880)    (497,998)

           Total Cash Expenses                    (2,088,402)       (1,878,013)    (210,389)

Section C  Interest Payments
           (Net of Swap payments)                (16,454,882)      (17,785,714)   1,330,832
                                             ----------------  ----------------  ----------
           Total Cash Expenses and Interest
           Payments                              (18,543,285)      (19,663,727)   1,120,443
           --------------------------------------------------  ----------------  ----------
           NET CASH COLLECTIONS                   12,125,700        14,308,283   (2,182,584)
           --------------------------------------------------  ----------------  ----------
           Exceptional Items
           - Note Distribution for undelivered
           aircraft                                                 27,143,085  (27,143,085)
           --------------------------------------------------  ----------------  ----------
           Cash Collections Available for
           Distribution                           12,125,700        41,451,368  (29,325,669)
           --------------------------------------------------  ----------------  ----------

Section D  Principal Payments
           A-1                                             0                 0            0
           A-2                                    11,170,703        38,027,196  (26,856,493)
           B-1                                       954,997         3,424,172   (2,469,175)
           C-1                                             0                 0            0
           D-1                                             0                 0            0
                                             ----------------  ----------------  ----------
           subtotal                               12,125,700        41,451,368  (29,325,668)
                                                           0
           --------------------------------------------------  ----------------  ----------
           Total Payments to Noteholders          12,125,700        41,451,368  (29,325,668)
           --------------------------------------------------  ----------------  ----------

           Benefical Interest Distributions                0                 0
           --------------------------------------------------  ----------------  ----------

                                                                      APPENDIX D

Morgan Stanley Aircraft Finance

           Comparison of Actual to Date Cashflows versus Prospectus
               All amounts in US Dollars unless otherwise stated

                                       ---------------------------------------------------------------------------------
                                                                                 % of Assumed Gross Lease Rentals
------------------------------------------------------------------------------   ---------------------------------------
                                         Actual To        Assumed*    Variance         Actual      Assumed*     Variance
                                       August 16 1999     To Date
------------------------------------------------------------------------------   ---------------------------------------
Cash Collections
Gross Lease Rentals                     171,626,144   188,853,486  (17,227,342)          90.8%       100.0%        -9.1%
Other Cash Received                       2,563,790             0    2,563,790            1.4%         0.0%         1.4%
Security Deposits                         4,210,816             0    4,210,816            2.2%         0.0%         2.2%
Repossession Costs - Actual              (1,787,648)   (8,498,407)   6,710,759           -0.9%        -4.5%         3.6%
Repossession Costs - Accrued                (45,015)            0      (45,015)           0.0%         0.0%         0.0%
                                       ---------------------------------------   ---------------------------------------
Net Lease Rentals                       176,568,087   180,355,079   (3,786,992)          93.5%        95.5%        -2.0%

Maintenance Receipts                     24,994,506             0   24,994,506           13.2%         0.0%        13.2%
Maintenance Expenses- Actual            (11,453,519)            0  (11,453,519)          -6.1%         0.0%        -6.1%
Maintenance Expenses - Accrued           (4,958,983)            0   (4,958,983)          -2.6%         0.0%        -2.6%
                                       ---------------------------------------   ---------------------------------------
Net Maintenance                           8,582,004             0    8,582,004            4.5%         0.0%         4.5%

Interest Received                         3,349,796     2,031,533    1,318,263            1.8%         1.1%         0.7%
                                       ---------------------------------------   ---------------------------------------
Total Cash Collections                  188,499,887   182,386,612    6,113,275           99.8%        96.6%         3.2%

Cash Expenses
Cash Operating Expenses
- Insurance, re-leasing and
  other costs - Actual                   (1,647,148)   (6,609,872)   4,962,724           -0.9%        -3.5%         2.6%
- Insurance, re-leasing and
  other costs - Accrued                     (94,952)            0      (94,952)          -0.1%         0.0%        -0.1%
                                       ---------------------------------------   ---------------------------------------
subtotal                                 (1,742,100)   (6,609,872)   4,867,772           -1.0%        -3.5%         2.5%

SG&A
- Servicer Fees                          (6,997,669)   (8,057,504)   1,059,835           -3.7%        -4.3%         0.6%
- Other Servicer provider fees
  and Overhead - Actual                  (3,852,129)   (4,725,166)     873,037           -2.0%        -2.5%         0.5%
- Other Servicer provider fees
  and Overhead - Accrued                    (93,472)            0      (93,472)           0.0%         0.0%         0.0%
                                       ---------------------------------------   ---------------------------------------
subtotal                                (10,943,270)  (12,782,670)   1,839,400           -5.7%        -6.8%         1.0%

Total Cash Expenses                     (12,685,370)  (19,392,542)   6,707,172           -6.7%       -10.3%         3.6%

Interest Payments (Net of Swap
Payments)                               (99,830,072)  (99,177,837)    (652,235)         -52.9%       -52.5%        -0.4%
                                       ---------------------------------------   ---------------------------------------
Total Cash Expenses and Interest
Payments                               (112,515,442) (118,570,379)   6,054,937          -59.6%       -62.8%         3.2%
------------------------------------------------------------------------------   ---------------------------------------
Net Cash Collections                     75,984,445    63,816,233   12,168,212           40.2%        33.8%         6.4%
------------------------------------------------------------------------------   ---------------------------------------

Exceptional Items
 Note Distribution for undelivered
 aircraft                                27,143,085    27,143,085            0           14.4%        14.4%         0.0%
------------------------------------------------------------------------------   ---------------------------------------
Cash Collections Available for
Distribution                            103,127,530    90,959,318   12,168,212           54.6%        48.2%         6.4%
------------------------------------------------------------------------------   ---------------------------------------

Principal Payments

A-1                                               0             0            0            0.0%         0.0%         0.0%
A-2                                      95,116,883    82,948,671   12,168,212           50.4%        44.0%         6.4%
B-1                                       8,010,647     8,010,647           (0)           4.2%         4.2%         0.0%
C-1                                               0             0            0            0.0%         0.0%         0.0%
D-1                                               0             0            0            0.0%         0.0%         0.0%
                                       ---------------------------------------   ---------------------------------------
subtotal                                103,127,530    90,959,318   12,168,212           54.6%        48.2%         6.4%
------------------------------------------------------------------------------   ---------------------------------------
Total Payments to Noteholders           103,127,530    90,959,318   12,168,212           54.6%        48.2%         6.4%
------------------------------------------------------------------------------   ---------------------------------------
Benefical Interest Distributions                 (0)            0           (0)           0.0%         0.0%         0.0%
------------------------------------------------------------------------------   ---------------------------------------
*Assumed Cash Collections and Cash Expenses have been adjusted for non-delivery of an aircraft.

------------------------------------------------------------------------------------------------------------------
                                                 Coverage Ratios
                                  Closing            Actual              Assumed*
------------------------------------------------------------------------------------------------------------------
     Cash Collections Available for Distribution     103,127,531            90,959,318
     Add Back Interest and Swap Payments              99,830,072            99,177,837
     --------
     Add Back Permitted Accruals                       1,600,000                     -
     --------
a  Net Cash Collections(excl. interest and
   swap pymts)                                       204,557,602           190,137,155

b  Swaps                                              10,236,989              5,390,403
c  Class A Interest                                   57,069,644             60,946,652
d  Class A Minimum                                    15,221,945             22,188,410
e  Class B Interest                                    8,501,938              8,959,282
f  Class B Minimum                                     8,010,647              8,010,647
g  Class C Interest                                   10,071,667             10,005,000
h  Class C Minimum                                             -                      -
i  Class D Interest                                   13,949,833             13,876,500
j  Class D Minimum                                             -                      -
k  Class A Scheduled                                           -                      -
l  Class B Scheduled                                           -                      -
m  Class C Scheduled                                           -                      -
n  Class D Scheduled                                           -                      -
o  Permited Aircraft Modifications                     1,600,000                      -
p  Class A Supplemental                               79,894,938             60,760,261
                                                     -----------        ---------------
    Total                                            204,557,602            190,137,155
                                                     -----------        ---------------

    Interest Coverage Ratio
    Class A                                                 3.04                   2.87  = a / (b+c)
    Class B                                                 2.25                   1.95  = a / (b+c+d+e)
    Class C                                                 1.87                   1.65  = a / (b+c+d+e+f+g)
    Class D                                                 1.66                   1.47  = a / (b+c+d+e+f+g+h+i)

    Debt Coverage Ratio
    Class A                                                 1.66                   1.47  = a / (b+c+d+e+f+g+h+i+ j+k)
    Class B                                                 1.66                   1.47  = a / (b+c+d+e+f+g+h+i+j+k+l
    Class C                                                 1.66                   1.47  = a / (b+c+d+e+f+g+h+i+j+k+l
    Class D                                                 1.66                   1.47  = a / (b+c+d+e+f+g+h+i+j+k+l


    Loan-to-Value Ratios
    Assumed Portfolio Value     1,115,510,000                             1,026,666,885
    Adjusted Portfolio Value                         993,815,944
    Liquidity Reserve Amount
    Of which
     - Cash                        25,000,000         25,000,000             25,000,000
     - Accrued Expenses                                5,192,422
     - Letters of Credit held      40,000,000         40,003,351             40,003,351
                                -------------        -----------        ---------------
    Subtotal                       65,000,000         70,195,773             65,003,351
    Less Lessee Security
     Deposit                      (20,000,000)       (20,003,351)           (20,003,351)
    Subtotal                       45,000,000         50,192,422             45,000,000
    Total Asset Value           1,160,510,000      1,044,008,366          1,071,666,885

    Note Balances as at 16-Aug-99
    Class A                       740,000,000 63.8%  644,883,117  61.3%     657,051,329  61.8%
    Class B                       100,000,000 72.4%   91,989,353  69.9%      91,989,353  70.6%
    Class C                       100,000,000 81.0%  100,000,000  79.2%     100,000,000  80.2%
    Class D                       110,000,000 90.5%  110,000,000  89.5%     110,000,000  90.7%
---------------------------------------------------------------------------------------
    Total                       1,050,000,000        946,872,470            959,040,682
---------------------------------------------------------------------------------------

Total Accrued Expenses on Payment Date:  (5,192,422)

Debt Balance Outstanding
A-1                                     400,000,000
A-2                                     244,883,117
B-1                                      91,989,353
C-1                                     100,000,000
D-1                                     110,000,000

                                        946,872,470